Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-4587 Fax (805) 499-3507 www.amgen.com

News Release

AMGEN’S SECOND QUARTER 2006 ADJUSTED EARNINGS

PER SHARE, EXCLUDING STOCK OPTION EXPENSE,

INCREASED 19 PERCENT TO $1.05

GAAP Earnings Per Share of 1 Cent Reflects $1.1 Billion One-Time

Write-Off of In-Process R&D Related to Abgenix Acquisition

Full Year Adjusted EPS Guidance Excluding Stock Option

Expense Raised 15 Cents to $3.75 - $3.85

Revenues Grow 14 Percent to $3.6 Billion; International Sales up 18

Percent Excluding FX Impact

THOUSAND OAKS, Calif. (Jul. 20, 2006) – Amgen (NASDAQ: AMGN) reported adjusted earnings per share (EPS), excluding stock option expense and certain other expenses, of $1.05 for the second quarter of 2006, an increase of 19 percent compared to 88 cents during the second quarter of 2005. Adjusted net income, excluding stock option expense and certain other expenses, increased 12 percent to $1.24 billion compared to $1.10 billion in the second quarter of 2005. Stock option expense on a per share basis totaled 4 cents in the second quarter of 2006 compared to 5 cents in the second quarter of 2005. Adjusted EPS including stock option expense was $1.01 for the second quarter of 2006, an increase of 22 percent compared to 83 cents in the second quarter of 2005.

Total revenue increased 14 percent during the second quarter of 2006 to $3.60 billion from $3.17 billion in the second quarter of 2005.

Adjusted EPS and adjusted net income for the three months ended June 30, 2006 and 2005 exclude certain expenses related to the acquisitions of Immunex, Tularik, and

-MORE-

Amgen’s Second Quarter 2006 Adjusted Earnings Per Share Increased 19 Percent

To $1.05

Abgenix, stock option expense, and certain other expenses. Adjusted EPS, including the impact of stock option expense, is itemized on the reconciliation tables below.

On a reported basis and calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Amgen’s EPS was 1 cent in the second quarter of 2006, down from 82 cents in the same quarter last year, substantially due to the write-off of acquired in-process research and development of $1.1 billion related to the acquisition of Abgenix which closed on April 1, 2006. Net income was $14 million in the second quarter of 2006 versus $1.0 billion in the second quarter of 2005. Effective January 1, 2006, Amgen began recording expense associated with employee stock options in accordance with the Statement of Financial Accounting Standards No. 123R. As a result, reported GAAP results for the second quarter of 2006 were negatively impacted by $63 million on a pre-tax basis.

“I am pleased with our excellent financial performance in both the United States and internationally,” said Kevin Sharer, Chairman and Chief Executive Officer. “Execution of our important clinical programs continued at an aggressive pace, and we took meaningful actions to defend our intellectual property. Today we raised our adjusted EPS guidance for the year despite a significant increase in R&D investment. This reflects our confidence in our ongoing business performance.”

Product Sales Performance

During the second quarter, total product sales increased 14 percent to $3.49 billion from $3.07 billion in the second quarter of 2005. Sales in the United States totaled $2.86 billion, an increase of 13 percent versus $2.53 billion for the second quarter of 2005. International sales increased 17 percent to $630 million versus $540 million for the second quarter of 2005. Excluding the impact of foreign exchange, total product sales increased 14 percent and international product sales increased 18 percent.

Worldwide sales of Aranesp® (darbepoetin alfa) increased 26 percent to $1,055 million in the second quarter of 2006 versus $837 million during the second quarter of 2005. This growth was driven by demand. U.S. Aranesp sales increased 33 percent to $713 million versus $536 million in the prior year, driven by both segment growth and continued overall share gains. International Aranesp sales increased 14 percent to $342 million versus $301 million in the second quarter of 2005.

Sales of EPOGEN® (Epoetin alfa) declined 5 percent to $613 million in the second quarter of 2006 versus the second quarter of 2005, due to unfavorable wholesaler inventory changes and increased use of Aranesp in the hospital setting. Amgen believes that conversion to Aranesp in the hospital setting has stabilized as of the middle of this year. On June 30, 2006, the Company instituted a 1 percent price increase for EPOGEN. Underlying demand in free standing dialysis clinics remained consistent with annual patient population growth of 3-4 percent.

Amgen’s Second Quarter 2006 Adjusted Earnings Per Share Increased 19 Percent

To $1.05

Combined worldwide sales of Neulasta® (pegfilgrastim) and NEUPOGEN® (Filgrastim), increased 12 percent to $1,005 million in the second quarter of 2006 versus $899 million for the second quarter of 2005, driven by increased demand for Neulasta including the impact of a 2 percent U.S. price increase in April. Combined sales of Neulasta and NEUPOGEN in the United States were $785 million in the second quarter of 2006 versus $698 million in the second quarter of 2005, an increase of 12 percent. U.S. Neulasta sales continue to benefit from a label extension based on new clinical data demonstrating the value of first cycle use in moderate risk chemotherapy regimens. Combined international sales increased 9 percent to $220 million in the second quarter of 2006 versus $201 million for the same quarter in the prior year.

North America sales of Enbrel® (etanercept) increased 13 percent in the second quarter to $724 million versus $639 million during the same period in 2005, driven by underlying demand including the impact of a 4.9 percent U.S. price increase in May. Sales growth was impacted by slower than expected Dermatology segment growth and increased competitive pressure. ENBREL maintained its leading position in both the Rheumatology and the Dermatology segments. In June, the U.S. Food and Drug Administration (FDA) approved our new SureclickTM autoinjector for ENBREL which will greatly improve the ease of administration. This is a valuable enhancement for many patients especially, those with limited hand mobility or needle phobia.

Worldwide sales of Sensipar® (cinacalcet HCl) increased 119 percent to $79 million in the second quarter of 2006 versus $36 million during the second quarter of 2005. This growth was also driven by demand including the impact of a 4.9 percent U.S. price increase in April.

Operating Expense Analysis on an Adjusted Basis:

Cost of sales decreased 7 percent to $492 million in the second quarter of 2006 versus $530 million in the second quarter of 2005, primarily driven by lower royalty expenses and to a lesser extent, production efficiencies. Royalty expenses were lower than the prior year driven by the expiration of certain contractual royalty obligations on Neulasta and NEUPOGEN sales and the acquisition of certain royalty rights on sales of ENBREL and EU Neulasta and NEUPOGEN sales. For the remainder of 2006, Amgen expects cost of sales as a percent of sales to remain lower than 2005.

Research and development (R&D) expenses increased 29 percent to $729 million in the second quarter versus $564 million in the second quarter of 2005. The second quarter increase was primarily due to higher staff levels and increased funding necessary to support clinical trials for our late-stage programs, including clinical material and manufacturing costs. Second quarter 2006 expenses fully reflect the impact of the Abgenix acquisition. The Company expects R&D expense growth rates to accelerate in the remainder of the year

Amgen’s Second Quarter 2006 Adjusted Earnings Per Share Increased 19 Percent

To $1.05

reflecting a full six months of the seven mega-trials (involving 200 or more sites) started in the first half of the year and additional mega-trials expected to start in the second half.

Selling, general and administrative (SG&A) expenses increased 24 percent to $799 million in the second quarter versus $646 million in the second quarter of 2005, reflecting higher staff and additional infrastructure costs to support the growing organization, in particular our Global Enterprise Resource Planning (ERP) program; higher legal costs associated with ongoing litigation; and higher Wyeth profit share expenses related to ENBREL sales. The Company expects moderation of the SG&A expense growth rate in the last half of the year.

During the second quarter of 2006, adjusted EPS growth of 19 percent exceeded revenue growth of 14 percent by 5 percentage points. Earnings leverage was principally driven by fewer shares used in the computation of adjusted diluted EPS compared to the second quarter of 2005 and higher interest income. Amgen continues to expect its 2006 full year adjusted tax rate to be lower than in 2005 due to increased manufacturing in Puerto Rico and potential tax settlements.

During the quarter, Amgen repurchased 13 million shares at a total cost $876 million, with year to date repurchases totaling 59.7 million shares at a total cost of $4.2 billion. In December 2005, Amgen’s Board of Directors authorized a new stock repurchase program of $5.0 billion. The Company currently has $2.3 billion remaining under its stock repurchase program. Average diluted shares for adjusted EPS were 1,181 million versus 1,250 million in the second quarter of 2005, reflecting the Company’s aggressive share repurchases.

Capital expenditures for the second quarter of 2006 were approximately $233 million versus $205 million in the second quarter of 2005 as the Company continued its manufacturing capacity and site expansions in Puerto Rico and other locations, and the ERP program and investments in the ERP program. Cash and marketable securities were $5.0 billion at the end of the second quarter of 2006.

The Company now expects 2006 adjusted EPS in the range of $3.75 to $3.85, excluding stock option expense and certain other expenses, up from the prior range of $3.60 to $3.70, based upon a favorable product mix and lower cost of sales due to production efficiencies and reduced royalty obligations. The Company is also narrowing its revenue guidance range to $14.0 billion to $14.3 billion, from the previous range of $13.9 billion to $14.4 billion.

Second Quarter Product and Pipeline Highlights

The Company also highlighted research and development matters, including recent regulatory news, updates on selected late-stage clinical programs (Aranesp, Sensipar, panitumumab, denosumab, AMG 531 and AMG 706) and an early stage pipeline update.

Amgen’s Second Quarter 2006 Adjusted Earnings Per Share Increased 19 Percent

To $1.05

AMG 706: Interim data from the Phase 2 study in gastrointestinal stromal tumors (GIST) became available during the second quarter and will be presented in the fourth quarter of this year. The Company’s review of the data indicates evidence of clinical activity. Based on the preliminary assessment, median follow-up at the time of analysis was only ten months and at that point median survival had not been reached. The final overall analysis is still pending. The Company reported that it expects that the data will be included in any regulatory filing but that it cannot stand alone.

Additionally, the Company announced that cholecystitis and enlargement of the gall bladder have been observed in patients who have received AMG 706. Cholecystitis is inflammation of the gall bladder and is commonly due to a gallstone that cannot pass through the neck, or cystic duct, of the gall bladder. To date, approximately two to three percent of patients treated with AMG 706 alone or in combination with various other anti-cancer regimens have developed cholecystitis and these events have been managed with standard clinical practice. Ongoing studies are expected to continue, subject to protocol amendments. The Phase 3 studies in first-line breast cancer and first-line non-small cell lung cancer (two of the planned eleven mega-trials) which were expected to start in the fourth quarter have been delayed.

Denosumab: Three Phase 3 studies in oncology targeting skeletal-related events (Prostate Cancer, Breast Cancer and Solid Tumors) commenced during the second quarter. In addition, the head-to-head study versus alendronate began enrolling as planned this quarter. In rheumatoid arthritis (RA), data from a Phase 2 study measuring the impact of denosumab on bone erosions in RA has been submitted to the American College of Rheumatology for presentation in September.

The Company also disclosed preliminary results from the latest review of its ongoing Phase 2 post-menopausal osteoporosis (PMO) dose-finding study remains on schedule and will complete in 2007. The Company has been able to review the three year data results from the study. The results are as expected and in-line with one-year and two-year results. The Company observed a continued increase in bone mineral density among patients who continue to receive denosumab and the safety profile remained consistent with previous data. The Company also noted that bone turnover increased and bone mineral density declined in patients for whom denosumab treatment was discontinued, indicating that the denosumab effect was reversible. The Company is continuing to follow those patients who have discontinued treatment to document the extent of the decline in bone mineral density.

VectibixTM (panitumumab): In March, the Company completed the Biologic License Application (BLA) submission with the FDA for Vectibix in 3rd line metastatic colorectal cancer (CRC). This rolling BLA submission was initiated last December. The potential indication is for the treatment of metastatic colorectal cancer in patients who have failed prior chemotherapy, including oxaliplatin- and irinotecan-containing regimens. The FDA has granted fast track status to Vectibix for this indication. In June, the FDA granted Priority Review of this BLA. The Company disclosed that their interactions to date with the FDA have been positive, the PDUFA date is September 28th and they expect to obtain approval in the United States later this year with launch of Vectibix by year end. Additionally, outside the United States, marketing applications have been submitted to the European Medicines Agency (EMEA) and Health Canada in April, and Australia and Switzerland in May.

Amgen’s Second Quarter 2006 Adjusted Earnings Per Share Increased 19 Percent

To $1.05

The Company continues to enroll patients in its PACCE study, a non-registration-enabling trial evaluating Vectibix in first-line treatment of metastatic colorectal cancer. Patients are randomized to treatment with Avastin plus chemotherapy with or without Vectibix. The primary endpoint of this study is Progression Free Survival (PFS), with secondary endpoints of Response Rate (RR), Overall Survival(OS) and Safety. To date the Company has enrolled over 900 of the target of 1,000 patients and expects enrollment to be completed by the end of the third quarter. As reported previously, the Company expects an initial analysis of response rate data, based on local assessment, to be available during the Company’s 2006 year-end earnings Web cast in January 2007. Additionally, PFS data, the primary endpoint in this study, are expected to be available in second quarter 2007.

Enrollment in the Phase 3 study in second line metastatic colorectal cancer began in the second quarter and enrollment in the Phase 3 study in first line metastatic colorectal cancer is expected to begin within the next few weeks. Phase 3 studies in CRC Adjuvant, first line locally advanced Squamous Cell Cancer of the Head and Neck (SCCHN) and first line Recurrent or Metastatic Squamous SCCHN have been slightly delayed from the timelines previously disclosed. First line locally advanced SCCHN and first line Recurrent or Metastatic SCCHN have been delayed by one and two quarters, respectively, in order to respond to changes in the competitive marketplace in the head and neck setting. The CRC Adjuvant study, the Company’s co-operative study with the National Surgical Adjuvant Breast and Bowel Project (NSABP) group, has been delayed by a quarter as the Company works with the NSABP group on specific features of the trial design.

AMG 531: Enrollment in both Phase 3 studies in immune thrombocytopenic purpura (ITP) has been completed and are expected to conclude in late 2006 with database locks expected by early 2007. The Company has previously received fast track designation from the FDA.

Aranesp: Enrollment in the Phase 3 RED-HF(tm) (Reduction of Events with Darbepoetin alfa in Heart Failure) Trial began in the second quarter. The RED-HF trial is a randomized, double-blind, placebo-controlled, multicenter and multinational study to evaluate the effect of treatment of anemia with Aranesp on morbidity and mortality in patients with symptomatic heart failure.

Enrollment continues in the Company’s TREAT (Trial to Reduce Cardiovascular Events with Aranesp(R) Therapy) trial, the first randomized controlled trial specifically designed to determine whether treating anemia reduces cardiovascular events in individuals with chronic kidney disease (CKD) and Type 2 diabetes. To date, over 2,250 patients have been enrolled towards the target of 4,000 patients and it is expected that enrollment will continue beyond year end. To this point, the rate of event occurrences is on track to achieve the planned timelines.

Additionally, enrollment was completed in the Phase 3 anemia of cancer study for which the primary endpoint is to evaluate the effect of Aranesp for treatment of anemia in cancer patients that are not undergoing chemotherapy. Results are expected to be available in the first half of 2007 with a full presentation at the American Society of Hematology (ASH) in late 2007.

Sensipar: Data from the Phase 3 study for use in secondary hyperparathyroidism of chronic renal insufficiency (stage 3 and 4 CKD) will be available by the end of this year. Additionally, the Phase 3 trial E.V.O.L.V.E. (EValuation Of Cinacalcet HCI Therapy to Lower CardioVascular Events) has been initiated. The E.V.O.L.V.E. Trial is the largest international, prospective clinical outcomes study to determine whether Sensipar®/Mimpara® (cinacalcet HCI) can effectively reduce the risk of mortality and morbidity in patients with stage five chronic kidney disease (CKD) undergoing

Amgen’s Second Quarter 2006 Adjusted Earnings Per Share Increased 19 Percent

To $1.05

maintenance dialysis. The trial is expected to enroll 3,800 patients and enrollment is expected to begin later this year.

Early-Stage Pipeline Update: The Company announced that it continues to make progress advancing its early-stage pipeline. Since the start of 2006, five new molecules, two in oncology solid tumors, two for diabetes and one for idiopathic pulmonary fibrosis have been advanced into clinical development. Additionally, two new molecules, one for diabetes and one for pain, have entered the clinic for introduction into humans. During this period, three early-stage programs have been terminated.

For more product information or the full prescribing information, please refer to the Amgen Web site at www.amgen.com.

As previously announced, the Company has posted in the Investor section of the Company’s Web site (www.amgen.com/investors) a slide presentation related to its second quarter financial results conference call, scheduled for 2 p.m. Pacific Daylight Time today. The conference call will be broadcast over the internet and can also be found on Amgen’s Web site at the above web address.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended December 31, 2005, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, sales growth of recently launched products, difficulties or delays in manufacturing our products, and regulatory developments (domestic or foreign) involving current and future products and manufacturing facilities. In addition, sales of our products are affected by reimbursement policies imposed by second party payors, including governments, private insurance plans and managed care providers, and may be affected by domestic and international trends toward managed care and healthcare cost containment as well as possible U.S. legislation affecting pharmaceutical pricing and reimbursement. Government regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We, or others could identify side effects or manufacturing problems with our products after they are on the market. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement

Amgen’s Second Quarter 2006 Adjusted Earnings Per Share Increased 19 Percent

To $1.05

from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. In addition, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. Further, some raw materials, medical devices, and component parts for our products are supplied by sole third party suppliers.

About Amgen

Amgen discovers, develops and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, and other serious illnesses. With a broad and deep pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

Amgen’s Second Quarter 2006 Adjusted Earnings Per Share Increased 19 Percent

To $1.05

Appendix I

Amgen Inc.

Condensed Consolidated Statements of Operations and

Reconciliation of GAAP Earnings to “Adjusted” Earnings - Excluding Stock Option Expense

(In millions, except per share data)

(Unaudited)

	Three Months Ended June 30, 2006					Three Months Ended June 30, 2005
	GAAP	Adjustments		“Adjusted”, Excluding Stock Option Expense		GAAP	Adjustments		“Adjusted”, Excluding Stock Option Expense
Revenues:
Product sales	$3,491	$—		$3,491		$3,072	$—		$3,072
Other revenues	113	—		113		100	—		100

Total revenues	3,604	—		3,604		3,172	—		3,172

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	493	(1	)(1)	492		530	—		530
Research and development	788	(28	)(1)	729		567	(3	)(4)	564
		(16	)(2)
		(12	)(3)
		(3	)(4)
Selling, general and administrative	840	(34	)(1)	799		646	—		646
		(7	)(3)
Write-off of acquired in-process R&D	1,101	(1,101	)(5)	—		—	—		—
Amortization of intangible assets	87	(87	)(6)	—		87	(87	)(6)	—
Legal settlements	—	—		—		49	(49	)(7)	—

Total operating expenses	3,309	(1,289)		2,020		1,879	(139)		1,740

Operating income	295	1,289		1,584		1,293	139		1,432
Interest and other income (expense), net	21	—		21		6	(20	)(8)	(14)

Income before income taxes	316	1,289		1,605		1,299	119		1,418
Provision for income taxes	302	68	(10)	370		270	44	(10)	314

Net income	$14	$1,221		$1,235		$1,029	$75		$1,104

Earnings per share:
Basic	$0.01			$1.05		$0.83			$0.90
Diluted (11)	$0.01			$1.05	(12)	$0.82			$0.88	(12)

Shares used in calculation of earnings per share:
Basic	1,173			1,173		1,233			1,233
Diluted (11)	1,185			1,181		1,250			1,250

(1) - (12)	See explanatory notes on following pages.

Amgen’s Second Quarter 2006 Adjusted Earnings Per Share Increased 19 Percent

To $1.05

Amgen Inc.

Condensed Consolidated Statements of Operations and

Reconciliation of GAAP Earnings to “Adjusted” Earnings - Excluding Stock Option Expense

(In millions, except per share data)

(Unaudited)

	Six Months Ended June 30, 2006					Six Months Ended June 30, 2005
	GAAP	Adjustments		“Adjusted”, Excluding Stock Option Expense		GAAP	Adjustments		“Adjusted”, Excluding Stock Option Expense
Revenues:
Product sales	$6,618	$—		$6,618		$5,807	$—		$5,807
Other revenues	203	—		203		198	—		198

Total revenues	6,821	—		6,821		6,005	—		6,005

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	1,045	(1	)(1)	1,044		1,019	—		1,019
Research and development	1,443	(57	)(1)	1,353		1,091	(6	)(4)	1,085
		(16	)(2)
		(12	)(3)
		(5	)(4)
Selling, general and administrative	1,529	(71	)(1)	1,451		1,223	—		1,223
		(7	)(3)
Write-off of acquired in-process R&D	1,101	(1,101	)(5)	—		—	—		—
Amortization of intangible assets	174	(174	)(6)	—		174	(174	)(6)	—
Legal settlements	—	—		—		49	(49	)(7)	—

Total operating expenses	5,292	(1,444)		3,848		3,556	(229)		3,327

Operating income	1,529	1,444		2,973		2,449	229		2,678
Interest and other income (expense), net	101	—		101		(4)	(20	)(8)	(4)
							20	(9)

Income before income taxes	1,630	1,444		3,074		2,445	229		2,674
Provision for income taxes	615	123	(10)	738		562	84	(10)	646

Net income	$1,015	$1,321		$2,336		$1,883	$145		$2,028

Earnings per share:
Basic	$0.85			$1.97		$1.52			$1.63
Diluted (11)	$0.84			$1.95	(12)	$1.49			$1.60	(12)

Shares used in calculation of earnings per share:
Basic	1,188			1,188		1,241			1,241
Diluted (11)	1,202			1,198		1,270			1,270

(1) - (12)	See explanatory notes on following pages.

Amgen’s Second Quarter 2006 Adjusted Earnings Per Share Increased 19 Percent

To $1.05

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings - Excluding Stock Option Expense

(In millions, except per share data)

(Unaudited)

(1)	To exclude the impact of stock option expense in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R. Effective January 1, 2006, Amgen adopted SFAS No. 123R and elected not to apply this new accounting standard to its prior years’ financial statements. Prior to such date, Amgen disclosed in the notes to its financial statements what the related expense and impact to earnings per share (EPS) would have been (i.e., on a pro forma basis) had it elected to expense the fair value of employee stock options in accordance with SFAS No. 123. For the three and six months ended June 30, 2005, the total pro forma pre-tax expense for all employee stock options in accordance with SFAS No. 123 was $66 million and $137 million, respectively, resulting in dilution to GAAP EPS of 5 cents and 11 cents per share, respectively, on a pro forma basis.

(2)	To exclude the ongoing, non-cash amortization of the intangible asset, XenoMouse® technology, acquired with the Abgenix, Inc. (“Abgenix”) acquisition. The annual non-cash charge for 2006 is currently estimated to be approximately $48 million, pre-tax.

(3)	To exclude the incremental compensation provided to certain Abgenix employees associated with their retention. Substantially all related amounts have been incurred.

(4)	To exclude the incremental compensation provided to certain Tularik Inc. (“Tularik”) employees associated with their retention. The total estimated remaining costs of such incremental compensation is approximately $7 million, pre-tax.

(5)	To exclude the non-cash expense associated with writing off the acquired in-process research and development related to the Abgenix acquisition.

(6)	To exclude the ongoing, non-cash amortization of acquired intangible assets, primarily ENBREL, related to the Immunex Corporation (“Immunex”) acquisition. The annual non-cash charge for 2006 is currently estimated to be approximately $347 million, pre-tax.

(7)	To exclude the impact of legal settlements incurred, net of amounts previously accrued, primarily related to settling a patent legal proceeding.

(8)	To exclude the net gain realized on the termination of a manufacturing agreement with Genentech, Inc. (“Genentech”) for the production of ENBREL at Genentech’s manufacturing facility in South San Francisco.

(9)	To exclude the pro rata portion of the debt issuance costs that were immediately charged to interest expense as a result of certain holders of the convertible notes due in 2032 exercising their March 1, 2005 put option and the related convertible notes being repaid in cash.

(10)	To reflect the tax effect of the above adjustments, except for the non-tax write-off of the acquired in-process research and development related to the Abgenix acquisition. (see (5) above).

Amgen’s Second Quarter 2006 Adjusted Earnings Per Share Increased 19 Percent

To $1.05

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings - Excluding Stock Option Expense

(In millions, except per share data)

(Unaudited)

(11)	The following table presents the computations for GAAP and “Adjusted” diluted earnings per share, excluding stock option expense, computed under the treasury stock and the “if-converted” methods:

	Three Months Ended June 30, 2006			Three Months Ended June 30, 2005
	GAAP	“Adjusted”, Excluding Stock Option Expense		GAAP	“Adjusted”, Excluding Stock Option Expense
Income (Numerator):
Net income for basic EPS	$14	$1,235		$1,029	$1,104
Adjustment for interest expense on convertible notes, net of tax (A)	—	—		1	1

Net income for diluted EPS, after assumed conversion of convertible notes	$14	$1,235		$1,030	$1,105

Shares (Denominator):
Weighted-average shares for basic EPS	1,173	1,173		1,233	1,233
Effect of dilutive securities	12	8	(B)	9	9
Effect of convertible notes, after assumed conversion (A)	—	—		8	8

Weighted-average shares for diluted EPS	1,185	1,181		1,250	1,250

Diluted earnings per share	$0.01	$1.05		$0.82	$0.88

	Six Months Ended June 30, 2006			Six Months Ended June 30, 2005
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic EPS	$1,015	$2,336		$1,883	$2,028
Adjustment for interest expense on convertible notes, net of tax (A)	—	—		6	6

Net income for diluted EPS, after assumed conversion of convertible notes	$1,015	$2,336		$1,889	$2,034

Shares (Denominator):
Weighted-average shares for basic EPS	1,188	1,188		1,241	1,241
Effect of dilutive securities	14	10	(B)	10	10
Effect of convertible notes, after assumed conversion (A)	—	—		19	19

Weighted-average shares for diluted EPS	1,202	1,198		1,270	1,270

Diluted earnings per share	$0.84	$1.95		$1.49	$1.60

(A)	On May 6, 2005 and August 17, 2005, in connection with an exchange offer, we modified the terms of substantially all of our convertible notes due in 2032. As a result, if converted, these convertible notes would be settled in 1) cash equal to the lesser of their accreted value at the conversion date or the conversion value, as defined, and 2) shares of common stock, if any, to the extent the conversion value exceeds the accreted value. Accordingly, the convertible notes due in 2032 do not impact diluted earnings per share under the “if-converted” method but rather, they impact diluted earnings per share under the treasury stock method, and only to the extent that the conversion value exceeds the accreted value during any reporting period, requiring such difference, if any, to be potentially settled in shares of common stock.

(B)	Dilutive securities used to compute “Adjusted” diluted earnings per share for the three and six months ended June 30, 2006 were computed exclusive of the methodology used to determine dilutive securities under SFAS No. 123R.

Amgen’s Second Quarter 2006 Adjusted Earnings Per Share Increased 19 Percent

To $1.05

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings - Excluding Stock Option Expense

(In millions, except per share data)

(Unaudited)

(12)	“Adjusted” diluted earnings per share including the impact of stock option expense for the three and six months ended June 30, 2006 and 2005 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
“Adjusted” EPS, excluding stock option expense	$1.05	$0.88	$1.95	$1.60
Impact of stock option expense	(0.04)	(0.05)	(0.08)	(0.11)

“Adjusted” EPS, including stock option expense	$1.01	$0.83	$1.87	$1.49

Amgen’s Second Quarter 2006 Adjusted Earnings Per Share Increased 19 Percent

To $1.05

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Aranesp® - U.S.	$713	$536	$1,309	$983
Aranesp® - International	342	301	639	577
EPOGEN® - U.S.	613	647	1,217	1,230
Neulasta® - U.S.	579	490	1,076	906
NEUPOGEN® - U.S.	206	208	397	390
Neulasta® - International	122	97	233	182
NEUPOGEN® - International	98	104	195	216
Enbrel® - U.S.	685	614	1,314	1,184
Enbrel® - International	39	25	68	47
Sensipar® - U.S.	57	28	102	52
Sensipar® - International	22	8	38	11
Other product sales - U.S.	8	9	17	18
Other product sales - International	7	5	13	11

Total product sales	$3,491	$3,072	$6,618	$5,807

U.S.	$2,861	$2,532	$5,432	$4,763
International (1)	630	540	1,186	1,044

Total product sales (1)	$3,491	$3,072	$6,618	$5,807

(1)	For the second quarter of 2006, the change in foreign exchange rates from the second quarter of 2005 negatively impacted product sales by $9 million. Excluding this impact, total product sales would have increased 14% and international product sales would have increased 18% over the prior year amounts.

Amgen’s Second Quarter 2006 Adjusted Earnings Per Share Increased 19 Percent

To $1.05

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	June 30, 2006		December 31, 2005
Assets
Current assets:
Cash and marketable securities	$4,970		$5,255
Trade receivables, net	2,018		1,769
Inventories	1,520		1,258
Other current assets	995		953

Total current assets	9,503		9,235
Property, plant, and equipment, net	5,438		5,038
Intangible assets, net	3,965		3,742
Goodwill	11,210		10,495
Other assets	1,172		787

Total assets	$31,288		$29,297

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$4,145		$3,595
Convertible notes	1,768	(1)	—

Total current liabilities	5,913		3,595
Deferred tax liabilities	1,064		1,163
Convertible notes	5,000	(2)	1,759	(1)
Other long-term debt	2,232		2,198
Other non-current liabilities	240		131
Stockholders’ equity	16,839		20,451

Total liabilities and stockholders’ equity	$31,288		$29,297

Shares outstanding	1,170		1,224

(1)	Holders of our outstanding convertible notes due in 2032 may require the Company to purchase all or a portion of the notes on specific dates as early as March 1, 2007 at the original issuance price plus accrued original issue discount through the purchase date. Accordingly, as of June 30, 2006, these convertible notes have been classified as current liabilities.

Holders of these notes also had the right to require the Company to purchase all or a portion of the notes on March 1, 2006. However, because the holders of substantially all of the then outstanding convertible notes did not require us to repurchase such notes on this date, these convertible notes were classified as non-current liabilities at December 31, 2005.

(2)	In February 2006 we issued $2.5 billion of convertible notes due in 2011 and $2.5 billion of convertible notes due in 2013.

Amgen’s Second Quarter 2006 Adjusted Earnings Per Share Increased 19 Percent

To $1.05

Amgen Inc.

Reconciliation of “Adjusted” Earnings Per Share Guidance to GAAP

Earnings Per Share Guidance for the Year Ended December 31, 2006

2006
“Adjusted” earnings per share guidance - excluding stock option expense	$3.75 - $3.85

Known adjustments to arrive at GAAP earnings:
Amortization of acquired intangible assets - Primarily ENBREL (1)	(0.18)
Tularik merger-related incremental compensation (2)	(0.01)
Stock option expense (3)	(0.12 - 0.14)
Write-off of Abgenix acquired in-process R&D (4)	(0.92)
Amortization of acquired intangible assets, XenoMouse® technology (5)	(0.02)
Abgenix merger-related incremental compensation (6)	(0.01)

GAAP earnings per share guidance	$2.47 - $2.59

(1)	To exclude the ongoing, non-cash amortization of acquired intangible assets, primarily ENBREL, related to the Immunex acquisition. The total 2006 annual non-cash charge is currently estimated to be approximately $347 million, pre-tax.

(2)	To exclude the incremental compensation provided to certain Tularik employees associated with their retention.

(3)	To exclude the estimated stock option expense associated with Amgen’s adoption of SFAS No. 123R on January 1, 2006.

(4)	To exclude a one-time expense associated with writing off acquired in-process research and development incurred with the acquisition of Abgenix on April 1, 2006.

(5)	To exclude the ongoing, non-cash amortization of the intangible asset, XenoMouse® technology, acquired with the Abgenix acquisition. The annual non-cash charge for 2006 is currently estimated to be approximately $48 million, pre-tax.

(6)	To exclude the incremental compensation provided to certain Abgenix employees associated with their retention.